EXHIBIT 8.1

baker donelson center, suite 800 211 commerce street nashville, tennessee 37201 mailing address: p.o. box 190613 nashville, tennessee 37219 phone: 615.726.5600 fax: 615.726.0464

[ ], 2015

Mr. C. David Allen

President and Chief Executive Officer

MoneyTree Corporation

200 East Broadway

Lenoir City, TN 37771

Re:	Federal Income Tax Consequences of the Merger

Dear Mr. Allen:

On behalf of MoneyTree Corporation ("MoneyTree") and First National Bank (the "Bank"), you have requested Baker, Donelson, Bearman, Caldwell & Berkowitz, PC ("Baker Donelson" or "We" or "Our") to render to MoneyTree and Bank certain legal opinions in connection with a merger under Tennessee law (the "Merger") of MoneyTree with and into United Community Banks, Inc. ("UCBI"). The Merger is pursuant to the terms of an Agreement and Plan of Merger (the "Plan of Reorganization") executed as of January 27, 2015. The Merger is more fully described in this letter.

In rendering these opinions, We have relied on the description of the facts set forth in the Statement of Facts, below. The Statement of Facts contain a discussion of all facts that We have determined to be relevant to the opinions rendered herein. As described below, We have used reasonable efforts to identify and ascertain all facts that were relevant. We have given consideration to such matters of law and fact, as We have deemed appropriate, in our professional judgment, to render such opinions.

We have also relied on the factual representations set forth in the Officer's Certificate (defined below). We have not relied on or based our opinions on any factual representation that We believe to be unreasonable, including any factual representations that We know or have reason to believe are incorrect or incomplete. Should there be any material inaccuracy in the facts or representations described herein, our conclusions could vary from those given below.

Our opinions address the issues which We believe are all significant federal tax issues presented by the facts. These opinions do not address other U.S. federal income tax issues or the tax

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March 18, 2015

consequences under the laws of any state, city or other local jurisdiction, or of any foreign country, nor do they address other federal tax issues, sales or use tax, transfer tax, real estate taxes, conveyance fees, estate and gift tax or any other tax consequences of the transactions described in the Statement of Facts.

Our opinions are based on the Code, Treasury Regulations (including Temporary and Proposed Regulations) promulgated thereunder ("Regulations" or “Treas. Reg.”), existing judicial precedent and current administrative rulings and procedures issued by the Internal Revenue Service (“IRS”) and the judicial and administrative interpretations thereof, each as published as of the date hereof, all of which are subject to change, with or without retroactive effect, by legislation, administrative action, and judicial decisions. Any changes in the facts or representations or in the Code, Regulations, or administrative or judicial precedent subsequent to the date of this opinion could materially affect the opinions rendered herein.

Our opinions attempt to address each material tax issue that involves a reasonable possibility of challenge by the IRS; however, it should be noted that this opinion is not a representation or a guarantee of the tax results opined to herein. This opinion has no binding effect or official status of any kind, and no assurance can be given that the conclusions reached in this opinion would be sustained by a court if contested by the IRS.

I. Background

We have served as legal counsel to MoneyTree and Bank in connection with the Merger. We have prepared, or reviewed, as bank counsel for MoneyTree and Bank, and will rely on the following documents (the "Documents") in arriving at the opinions contained herein:

1.	Plan of Reorganization;

2.	Board and Shareholder Resolutions of Bank certified by an officer of Bank;

3.	Board Resolutions of MoneyTree certified by an officer of MoneyTree;

4.	Form S-4 Registration Statement, as amended, filed with the Securities and Exchange Commission by UCBI (the "S-4");

5.	Officers' certificates duly signed by an officer of UCBI and an officer of MoneyTree and making certain factual representations to us for use in this opinion letter (the "Officers' Certificates"); and

6.	Such other documentation as We have deemed appropriate.

In connection with the preparation and review of all of the foregoing Documents, We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with authentic originals of all items submitted to us as copies. We also have assumed, without independent verification or investigation, that (a) We have been

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provided with true, correct and complete copies of all such documents; (b) none of such documents has been amended or modified; (c) all such documents are in full force and effect in accordance with the terms thereof; and (d) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof.

II. Statement of Facts

The following Statement of Facts is based on the "Officer's Certificate and Representations of MoneyTree Corporation," dated [ ], 2015 (attached hereto as Appendix A), and the "Officer's Certificate and Representations of United Community Banks, Inc.," dated [ ], 2015 (attached hereto as Appendix B).

MoneyTree is a Tennessee corporation and operates as a bank holding company under the Bank Holding Company Act of 1956 (12 U.S.C. §§ 1841 et seq.) and is a corporation duly organized, validly existing, and in good standing under the laws of Tennessee. MoneyTree engages in a general banking business through its wholly-owned subsidiary, Bank, a national banking association. MoneyTree commenced operations in 2005. Bank commenced operations in 2007.

UCBI was incorporated in Georgia in 1987 and operates as a bank holding company under the Bank Holding Company Act of 1956 (12 U.S.C. §§ 1841 et seq.) and is a corporation duly organized, validly existing, and in good standing under the laws of Georgia. UCBI engages in a general banking business through its wholly-owned subsidiary, United Community Bank ("UCBI Bank"), a Georgia state banking corporation, and its banking related subsidiaries. UCBI Bank commenced operations in 1987 and the current geographic area for its commercial banking and financial services operations is coastal Georgia, western North Carolina, Greenville, South Carolina, and east and central Tennessee.

MoneyTree has issued and outstanding the following number of shares and classes of stock:

(1)	772,142 shares of Common Stock;

(2)	2,027 shares of Series C Preferred Stock; and

(3)	9,992 shares of SBLF Preferred Stock.

As of December 31, 2014, UCBI has issued and outstanding 50,178,605 shares of Common Stock (100,000,000 shares of Common Stock authorized), exclusive of 357,983 shares issuable to participants in UCBI's Deferred Compensation Plan and 1,142,756 shares reserved for issuance upon the exercise of outstanding options and vesting of restricted stock, and 10,080,787 shares of non-voting Common Stock (30,000,00 authorized). UCBI does not have any outstanding shares of Preferred Stock (100,000,000 shares of Preferred Stock authorized).

MoneyTree and UCBI have not issued and are not bound by any options or warrants to purchase any of their respective classes of common or preferred stock.

Mr. C. David Allen

March 18, 2015

MoneyTree directly owns all of the stock of Bank. UCBI directly owns all of the stock of UCBI Bank. Pursuant to the Plan of Reorganization which was executed on January 27, 2015, at the "Effective Time" of the Merger (as set forth in the Articles of Merger) and pursuant to Georgia Business Corporation Code, Chapter 2 of Title 14 of the Official Code of Georgia, and the Tennessee Business Corporation Act, and Article 2 of the Financial Institution Code of Georgia Chapter 1 of Title 7 of the Official Code of Georgia, MoneyTree shall be merged with and into UCBI, with UCBI surviving the merger (the "Merger"), and Bank shall be merged with and into UCBI Bank, with UCBI Bank surviving the merger. Upon consummation of the Merger, all of the assets and all of the liabilities of MoneyTree immediately before the Merger shall become the assets and liabilities of UCBI, and MoneyTree shall cease its separate legal existence for all purposes. In addition, all of the assets and all of the liabilities of Bank immediately before the Merger shall become the assets and liabilities of UCBI Bank, and Bank shall cease its separate legal existence for all purposes.

Pursuant to Section 4.5 of the Plan of Reorganization, MoneyTree covenanted that prior to the Effective Time of the Merger it would not declare or pay any dividend, or make other distributions with respect to its stock, other than quarterly cash dividends payable on the MoneyTree Common Stock not to exceed, in the aggregate, $0.07 per share of MoneyTree Common Stock, and all required dividends payable on MoneyTree’s SBLF Preferred Stock. MoneyTree also covenanted pursuant to Section 4.5 of the Plan of Reorganization, that it would not repurchase, redeem, or otherwise acquire any shares of its stock.

MoneyTree issued 9,992 shares of SBLF Preferred Stock to the United States Department of the Treasury pursuant to the provisions of the Small Business Lending Fund and a Securities Purchase Agreement on September 15, 2011. MoneyTree is current on all payments of dividends and other amounts owed under the SBLF Preferred Stock.

We have been advised that the Merger will be undertaken to further certain important business objectives of MoneyTree, including without limitation: (1) the Merger will provide Bank's banking business and customers the opportunities offered by a larger, more resourceful, community-minded bank; (2) the Merger with a larger holding company will provide Bank the opportunity to realize economies of scale, increase efficiencies of operations, and enhance the development of new products and services; and (3) the Merger will enable Bank to become part of a larger, regional community banking enterprise.

Further, We have also been advised that in determining whether to acquire other banking institutions, UCBI's objective is asset growth and diversification into other market areas. The management of UCBI further believes that acquisitions afford UCBI increased economies of scale and better utilization of human resources. The Merger will be undertaken to further certain important business objectives of UCBI, including without limitation: (1) the Merger will increase UCBI's Tennessee market share by expanding its established banking presence in East Tennessee; and (2) the Merger will improve UCBI's deposit market share.

At the Effective Time of the Merger, all of the classes of MoneyTree's issued and outstanding common stock and preferred stock will be converted into the right to receive (a) an amount of

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March 18, 2015

cash ("cash consideration"), (b) shares of UCBI Common Stock ("stock consideration"), or (c) a combination thereof. Collectively, the "cash consideration" and the "stock consideration" are the "merger consideration." Subject to the election and adjustment procedures described in this document, in connection with the Merger if approved and consummated, (a) holders of MoneyTree Common Stock will be entitled to receive, in exchange for each share of MoneyTree Common Stock, consideration equal to either (i) 3.5832 shares of UCBI Common Stock, or (ii) $65.00 in cash, without interest, and (b) holders of MoneyTree Series C Preferred Stock will be entitled to receive, in exchange for each share of Series C Preferred Stock, consideration equal to either (i) 89.58 shares of UCBI Common Stock, or (ii) $1,625 in cash, without interest; provided, that an aggregate of no more than 154,428 shares of MoneyTree Common Stock and 405 shares of MoneyTree Series C Preferred Stock may be exchanged for cash and an aggregate of no more than 617,714 shares of MoneyTree Common Stock and 1,622 shares of MoneyTree Series C Preferred Stock may be exchanged for UCBI Common Stock. As a result, up to an aggregate of 2,358,690 shares of UCBI Common Stock may be issued to MoneyTree shareholders if the Merger is approved and consummated and there is no adjustment. The SBLF Preferred Stock of MoneyTree will be exchanged for SBLF Preferred Stock of UCBI.

Despite the cash consideration and the cash election, Section 1.2(b) of the Plan of Reorganization limits the aggregate number of shares of MoneyTree stock for which cash consideration can be received in the Merger pursuant to the cash election to not more than 20% of the outstanding shares of MoneyTree stock as of the Effective Time of the Merger.

In lieu of the issuance of any fractional shares of UCBI stock, UCBI will pay to each MoneyTree shareholder who otherwise would be entitled to receive a fractional share of UCBI stock an amount in cash based upon the closing price of the UCBI Common Stock on date preceding the Effective Time of the Merger.

MoneyTree shareholders are entitled to dissent from the Merger and exercise their dissenters' rights under the Tennessee Business Corporation Act. Based on the dissenters' rights statute, dissenting MoneyTree shareholders who have perfected their dissenter's rights will receive cash in lieu of UCBI stock. Under Section 10.7 of the Plan of Reorganization, UCBI is not obligated to consummate the Merger if MoneyTree shareholders owning 10% or more of the outstanding MoneyTree stock immediately prior to the Merger perfect their dissenters' rights.

Upon the merger of the Bank into UCBI Bank, Bank shall cease to exist and all outstanding stock of Bank shall be cancelled. Each share of UCBI Bank stock shall remain outstanding.

III. Factual Representations

The following Factual Representations are based on the "Officer's Certificate and Representations of MoneyTree Corporation," dated [ ], 2015 (attached hereto as Appendix A), and the "Officer's Certificate and Representations of United Community Banks, Inc.," dated [ ], 2015 (attached hereto as Appendix B).

Mr. C. David Allen

March 18, 2015

With your permission and for the purpose of providing tax opinions to MoneyTree, Baker Donelson has relied on the following factual representations listed below:

1.	The facts contained in the Statement of Facts above are correct and MoneyTree and UCBI are not aware of any information that would contradict those facts.

2.	The facts, representations, and covenants relating to the Merger and related transactions that are set forth in the Plan of Reorganization, and the other documents included or described in the Plan of Reorganization, each as amended or supplemented through the date hereof, and the S-4 and the documents referenced in the S-4, are true, correct, and complete in all material respects.

3.	The Plan of Reorganization and the ancillary agreements thereto represent the entire understanding of UCBI and MoneyTree with respect to the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Plan of Reorganization and the ancillary agreements.

4.	The execution and delivery of the Plan of Reorganization by MoneyTree and UCBI has been duly and validly authorized and approved by all necessary corporate actions on the part of MoneyTree and UCBI, and the Plan of Reorganization has been duly executed by MoneyTree and UCBI.

5.	MoneyTree and UCBI have the full corporate power and authority to execute and deliver the Plan of Reorganization as well as all other documents referred to in the Plan of Reorganization in which they are to join, and to consummate the transactions and perform their obligations as specified in the Plan of Reorganization.

6.	The terms of the Plan of Reorganization and all other agreements entered into in connection therewith are the product of good faith and arm's length negotiations. The Plan of Reorganization, including other agreements expressly referred to therein, represents the full and complete agreement among the parties to the Merger. Other than those described or referenced in the Plan of Reorganization, there are no agreements, arrangements, or understandings, either written or oral, between or among (i) any of MoneyTree, its subsidiaries, affiliates, or stockholders, on the one hand, and (ii) any of UCBI, its subsidiaries, affiliates, or stockholders on the other hand, concerning the Merger.

7.	The Merger will occur under the Plan of Reorganization in which the rights of the parties are defined.

8.	The Merger will be completed in the manner contemplated by the Plan of Reorganization.

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March 18, 2015

9.	UCBI and UCBI Bank are members of the same federal consolidated tax return group and will file a federal consolidated income tax return for the 2014 taxable year.

10.	No stock other than UCBI common stock will be issued in the Merger, with the exception of UCBI SBLF Preferred Stock which will be issued in exchange for the MoneyTree SBLF Preferred Stock.

11.	The fair market value of the UCBI stock and other consideration received by each of the MoneyTree shareholders will be approximately equal to the fair market value of the MoneyTree stock surrendered in the exchange. The formula and ratios set forth in the Plan of Reorganization pursuant to which the issued and outstanding shares of MoneyTree stock will be exchanged for UCBI stock and cash is the result of good faith and arm's length negotiations. Further, no liabilities of the holders of MoneyTree stock will be assumed by UCBI, nor will any of the shares of MoneyTree stock be subject to any liabilities.

12.	Taking into account the cash consideration, MoneyTree's cash dividend distribution prior to the merger permitted by Section 4.5 of the Plan of Reorganization, and cash issued to dissenters, if any, the shareholders of MoneyTree common stock and preferred stock shall, in the aggregate, exchange their shares of such stock for a number of shares of UCBI common stock that, in the aggregate, is at least equal to 80 percent of the value of the total shares of issued and outstanding common stock and preferred stock in MoneyTree (determined as of the day before the date that the Plan of Reorganization was executed).

13.	At any time prior to the Merger, neither UCBI nor any person related to UCBI (within the meaning of Treas. Reg. § 1.368-1(e)(4)) owns, or has owned during the past five years, directly or indirectly, any stock of MoneyTree.

14.	No MoneyTree shareholder has any plan or intention to sell, exchange, or redeem, directly or indirectly, any UCBI stock received by such shareholder in the Merger to either UCBI or any person related to UCBI.

15.	MoneyTree has not sold, transferred, or otherwise disposed of any assets, other than pursuant to the Plan of Reorganization or pursuant to transactions in the ordinary course of its trade or business, that would prevent UCBI or members of its "qualified group" (within the meaning of Treas. Reg. § 1.368-1(d)(4)(ii)) from continuing the historic business of MoneyTree or using a significant portion of MoneyTree's historic business assets in a business after the Merger.

16.	UCBI has no plan or intention to sell or otherwise dispose of any of the assets of MoneyTree acquired in the Merger, except for dispositions made in the ordinary

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March 18, 2015

course of business or transfers described in IRC § 368(a)(2)(C) or Treas. Reg. § 1.368-2(k)(1).

17.	Following the Merger, UCBI will continue the historic banking business of MoneyTree and Bank and will use a significant portion of MoneyTree's and Bank's historic business assets in UCBI general banking business.

18.	The fair market value of the assets of MoneyTree transferred to UCBI will equal or exceed the sum of the liabilities of MoneyTree assumed by UCBI plus the amount of liabilities, if any, to which the transferred assets are subject.

19.	MoneyTree, the shareholders of MoneyTree, and UCBI will pay their respective expenses, if any, incurred in connection with the Merger.

20.	UCBI has not (i) paid (nor does it intend to pay), directly or indirectly, any expenses (including, without limitation any transfer taxes) incurred by a holder of MoneyTree stock in connection with or as a part of the Merger or any related transactions, or (ii) agreed to assume (nor will assume), directly or indirectly, any expense or other liability, whether fixed or contingent, of any holder of MoneyTree stock.

21.	There is no intercorporate indebtedness existing between UCBI and MoneyTree or Bank.

22.	The liabilities of MoneyTree assumed by UCBI and the liabilities to which the transferred assets of MoneyTree are subject were incurred by MoneyTree in the ordinary course of business.

23.	MoneyTree and UCBI are not investment companies as defined in IRC § 368(a)(2)(F)(iii) and (iv).

24.	MoneyTree and UCBI are not under the jurisdiction of a court in a Title 11 or similar case within the meaning of IRC § 368(a)(3)(A).

25.	The payment of cash in lieu of fractional shares of UCBI common stock is solely for the purpose of avoiding the expense and inconvenience to UCBI of issuing fractional shares and does not represent separately bargained-for consideration. The fractional share interests of each MoneyTree shareholder will be aggregated, and no MoneyTree shareholder will receive cash in an amount greater to or greater than the value of one full share of UCBI Common Stock.

26.	No more than 10% of the total MoneyTree shares of common stock and preferred stock issued and outstanding immediately before the Merger will exercise and perfect their dissenters' rights under the Tennessee Business Corporation Act.

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March 18, 2015

27.	None of the compensation received by any shareholder-employees of MoneyTree or Bank will be separate consideration for, or allocable to, any of their shares of MoneyTree stock; none of the shares of UCBI stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

28.	MoneyTree and UCBI will use all reasonable efforts to cause the Merger to constitute a "reorganization" as described under IRC § 368(a). Unless otherwise required (and then only to the extent required) by a "determination" (as defined in IRC § 1313(a)(1) or by a similar applicable provision of state or local income tax law), UCBI and MoneyTree shall (i) report the Merger on all tax returns and other filings as a "reorganization" within the meaning of IRC § 368(a) and (ii) not take any position that is inconsistent with the characterization of the Merger as such a reorganization in any audit, administrative proceeding, litigation or otherwise.

29.	Following the Merger, UCBI will comply with the record-keeping and information filing requirements of Treas. Reg. § 1.368-3.

IV. Issues

Pursuant to Section 7.4 of the Plan of Reorganization, We have been requested to address the following issues pertaining to the Merger:

1.	Whether the Merger of MoneyTree with and into UCBI and the merger of Bank into UCBI Bank will constitute reorganizations under IRC § 368(a); and

2.	Whether MoneyTree and UCBI will each be a party to that reorganization.

V. Opinions

For purposes of our opinion, any statement that it is "our opinion", "We are of the opinion", or any similar statement means that with respect to any tax position, it is "more likely than not" the position will be sustained. "More likely than not" means that in our judgment, there is at least a 51 percent likelihood of ultimately prevailing exists if the IRS were to challenge the allowance of such tax position and that challenge were to be litigated and judicially decided.

In reliance on the Statement of Facts, Factual Representations, and based on our review of the Documents, and subject to the other assumptions and qualifications set forth herein, We provide in the Section of this opinion entitled, "VI. Discussion," below, opinions specific to the issues We have been asked to address with respect to the Merger.

Mr. C. David Allen

March 18, 2015

VI. Discussion

A.	Federal Income Tax Consequences of the Merger of MoneyTree with and into UCBI and the Bank into UCBI Bank

1.	The Merger is a statutory merger described in IRC § 368(a)(1)(A).

The term "reorganization" includes a "statutory merger or consolidation." IRC § 368(a)(1)(A). The Treasury Regulations define when a transaction that is a merger under state law qualifies as a "statutory merger" for purposes of IRC § 368(a)(1)(A). The Regulations require:

(1)	The merger transaction must be effected pursuant to the statute or statutes necessary to effect a merger under state or federal law;

(2)	as a result of the state merger statute, all of the assets and liabilities of the transferor become the assets and liabilities of the transferee; and

(3)	the transferor ceases its separate legal existence for all purposes.[1]

The Merger is pursuant to the banking and corporation laws of Tennessee and Georgia under which MoneyTree and UCBI are organized and that are necessary for effectuating the Merger. All of the assets and liabilities of MoneyTree become the assets and liabilities of UCBI as a result of the Merger, and the separate legal existence of MoneyTree ceases for all purposes. Therefore, the Merger qualifies as a "statutory merger" under Treas. Reg. § 1.368-2(b)(1)(ii), as that term is defined for purposes of IRC § 368(a)(1)(A).

Furthermore, the Merger of MoneyTree with and into UCBI is a merger under state law into a single corporation. The Merger is not a divisive transaction in which the assets of MoneyTree are merged or transferred under the Tennessee merger statute into two or more corporations.2

The Merger is also a "cash option merger" in which the shareholders of MoneyTree are given the option by Section 1.2(c) of the Plan of Reorganization to receive either (a) all cash for their MoneyTree shares (the "cash election"), (b) all UCBI stock for their MoneyTree shares (the "stock election"), or (c) a combination thereof. In the absence of an MoneyTree shareholder making either a cash election or a stock election, Section 1.2(c) of the Plan of Reorganization provides that each share of MoneyTree stock owned by the MoneyTree shareholder is exchanged for cash, unless the amount of cash payable to all MoneyTree shareholders would exceed the Maximum Cash Election. As long as the "continuity of interest" requirement is satisfied, the

1 Treas. Reg. § 1.368-2(b)(1)(ii).

2 Such a divisive transfer of assets into two or more corporations pursuant to a state merger statute does not qualify as a statutory merger under IRC § 368(a)(1)(A), even though the transactions may otherwise qualify as a merger under state law. Rev. Rul. 2000-5, 2000-1 C.B. 436. See also Treas. Reg. § 1.368-2(b)(1)(iii), Example 1.

Mr. C. David Allen

March 18, 2015

Merger should not be disqualified as a reorganization simply by virtue of being a cash option merger. This continuity of interest requirement is addressed below.

In addition to continuity of interest, there are other general requirements that the Merger must satisfy to qualify as a reorganization under IRC § 368(a)(1)(A) in addition to qualifying as a statutory merger.

a.	The general requirements to qualify as a reorganization for federal income tax purposes.

Pursuant to the Treasury Regulations applicable to defining and interpreting those transactions entitled to the nonrecognition of gain or loss as a reorganization under the Internal Revenue Code, a transaction is required to not only satisfy the specific requirements applicable to the type of reorganization transaction at issue (as discussed above), but also must satisfy the general requirements that are applicable to most transactions for treatment as a reorganization.

"Requisite to a reorganization under the Internal Revenue Code are a continuity of business enterprise . . . [and] a continuity of interest . . ." Treas. Reg. § 1.368-1(b). In addition, the Merger also must be pursuant to one or more legitimate, non-tax business purpose(s), the transaction must be pursuant to a "plan of reorganization," and each of the parties to the transaction must qualify as a "party to a reorganization." Treas. Reg. § 1.368-1(c).

(1)	Continuity of Business Enterprise

Bank is a directly and wholly-owned subsidiary of MoneyTree and is a full-service community. MoneyTree, a holding company, is treated as operating the banking business of its wholly-owned subsidiary, Bank.3 Bank is an independent and locally oriented commercial bank headquartered in Lenoir City, Tennessee. Bank provides a full range of banking and related financial services with a focus on services to individual clients, small business, and mortgage banking. UCBI engages in a general banking business through its wholly-owned subsidiary, UCBI Bank. UCBI Bank operates over 100 locations in Georgia, North Carolina, South Carolina, and Tennessee.

"Continuity of business enterprise" or "COBE" requires UCBI, the "issuing corporation," to "either continue the target corporation's [MoneyTree's] historic business or use a significant portion of [MoneyTree's] historic business assets in a business." Treas. Reg. § 1.368-1(d)(1). The alternative test of "asset continuity" requires that UCBI (or Bank after the Merger as a member of the UCBI "qualified group") use "a significant portion of [MoneyTree's] historic business assets in a business." Treas. Reg. § 1.368-1(d)(3)(i). "Business assets" of MoneyTree include not only tangible business assets and loans, but also "include . . . intangible operating assets such as good will, patents, and trademarks, whether or not they have a tax basis." Treas. Reg. § 1.368-1(d)(3)(ii).

3 Rev. Rul. 85-198, 1985-2 C.B. 120.

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March 18, 2015

Following the Merger of MoneyTree with and into UCBI, Bank will merge into UCBI Bank, and thus will become a wholly-owned banking subsidiary of UCBI. As such, Bank, through its merger with UCBI Bank, will be a member of the UCBI "qualified group," as defined by Treas. Reg. § 1.368-1(d)(4)(ii).

Because Bank, through its merger into UCBI Bank, will be a member of the UCBI qualified group after the Merger, UCBI will be treated as holding all of the businesses and assets of Bank.4 Treas. Reg. § 1.368-1(d)(4)(i). UCBI will continue the historic banking business of Bank after the Merger and will also use a significant portion of Bank's assets in a banking business.

As a result, the Merger satisfies the COBE requirement, because Bank, as a member of the UCBI qualified group, will continue its historic banking business and will use a significant portion of its historic business assets in the banking business of the UCBI qualified group.

(2)	Continuity of Interest

"Continuity of interest" or "COI" requires "that in substance a substantial part of the value of the proprietary interests in the target corporation [MoneyTree] be preserved in the reorganization. A proprietary interest in the target corporation [MoneyTree] is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation [UCBI]. . ." Treas. Reg. § 1.368-1(e)(1)(i). The focus of the COI requirement is whether the holders of MoneyTree common and preferred stock, as a group, continue to hold an aggregate "substantial" proprietary interest in UCBI after the Merger. The requisite "proprietary interest" is an equity interest in the "issuing" or acquiring corporation (i.e., UCBI common or preferred stock.)5

(A)	Effect of the Merger as a cash-option merger on satisfying the continuity of interest requirement

Holders of more than one share of MoneyTree stock may elect to receive either (a) all cash for their MoneyTree shares ("cash election"), (b) all UCBI stock for their MoneyTree shares ("stock election"), or (c) a combination thereof. If a MoneyTree shareholder does not make a cash election or a stock election, then such a shareholder will receive cash consideration, provided that the MoneyTree shareholders will not receive in the aggregate cash consideration exceeding the Maximum Cash Election. Despite the cash consideration and the cash election, Section 1.2(c) of the Plan of Reorganization limits the aggregate number of shares of MoneyTree stock for which cash consideration may be received pursuant to the cash election to not more than 20% of the outstanding shares of MoneyTree stock as of the Effective Time of the Merger.

4 Likewise, as MoneyTree was treated, since UCBI is also a holding company, it is treated as operating the banking business of Bank following the Merger (and UCBI Bank prior to and following the Merger). Rev. Rul. 85-198.

5 Cortland Specialty Co. v. Commissioner, 60 F. 2d 937 (2nd Cir. 1932), cert. denied, 288 U.S. 599 (1932); Pinellas Ice & Cold Storage Co. v. Commissioner, 287 U.S. 462 (1933); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); LeTulle v. Scofield, 308 U.S. 415 (1940); John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Southwest Natural Gas Co. v. Commissioner, 189 F. 2d 332 (5th Cir. 1951), cert. denied, 342 U.S. 860 (1951).

Mr. C. David Allen

March 18, 2015

Since no more than 20% of the aggregate consideration payable to the MoneyTree shareholders will consist of cash, then the continuing aggregate proprietary interest of former MoneyTree shareholders, as a group, in UCBI will be considered "substantial" and the COI requirement should be satisfied. Treas. Reg. § 1.368-1(e)(2)(v), Example 1. The fact that some MoneyTree shareholders will receive solely cash consideration under the cash election, does not in and of itself violate the COI requirement. There is no requirement that UCBI Common Stock be distributed proportionally across the entire historic MoneyTree shareholder group or that each MoneyTree shareholder receive at least some UCBI stock.6

In addition, no redemption of MoneyTree stock occurred prior to or in contemplation of the Merger and no distribution of a MoneyTree business or assets will occur prior to the Merger (other than quarterly cash dividends payable on the MoneyTree Common Stock not to exceed, in the aggregate, $0.07 per share of MoneyTree Common Stock, quarterly cash dividends payable on the MoneyTree Series C Preferred Stock not to exceed, in the aggregate, $12.50 per share of MoneyTree Series C Preferred Stock, and all required dividends payable on MoneyTree’s SBLF Preferred Stock). As a result, no MoneyTree shareholder received non-stock consideration from UCBI by virtue of such a pre-Merger redemption or distribution that would be contrary to the COI requirement. Treas. Reg. § 1.368-1(e)(1)(ii). Further, at no time prior to the Merger did UCBI or a person related to UCBI within the meaning of Treas. Reg. § 1.368-1(e)(4) own, or had owned within the prior five years, any stock of MoneyTree. As a result, there was no pre-Merger acquisition of any of the stock of MoneyTree for non-stock consideration by a person related to UCBI that could violate the COI requirement pursuant to Treas. Reg. § 1.368-1(e)(3). Lastly, since there is no plan or intention on the part of a MoneyTree shareholder, UCBI, or any person related to UCBI to redeem any of the UCBI stock received by a MoneyTree shareholder in the Merger, a substantial part of the value of MoneyTree is preserved. Treas. Reg. § 1.368-1(e)(8), Example 4.

Any cash in lieu of fractional shares of UCBI Common Stock issued to any shareholder of MoneyTree common or preferred stock is not intended to exceed the nominal amount of one percent of the total merger consideration. In addition, although MoneyTree shareholders that exercise and perfect their dissenters' rights under the Tennessee Business Corporation Act will receive cash in lieu of UCBI Common Stock in the Merger, Section 10.7 of the Plan of Reorganization provides that UCBI is not obligated to consummate the Merger if MoneyTree shareholders owning more than 10% of the total issued and outstanding MoneyTree stock immediately prior to the Merger perfect their dissenters' rights.

Even if 10% of the pre-Merger value of MoneyTree common and preferred shares dissent and 1% of the value of MoneyTree common and preferred shares receive cash in lieu of fractional shares of UCBI Common Stock, Section 1.2 of the Plan of Reorganization limits the aggregate number of shares of MoneyTree common and preferred stock that can be exchanged for cash consideration pursuant to the cash election to not more than 20% of the outstanding shares of

6 Miller v. Commissioner, 84 F. 2d 415 (6th Cir. 1936); Reilly Oil Co. v. Commissioner, 189 F. 2d 382 (5th Cir. 1951); Western Mass. Theatres, Inc. v. Commissioner, 236 F. 2d 186 (1st Cir. 1956).

Mr. C. David Allen

March 18, 2015

MoneyTree common and preferred stock as of the Effective Time of the Merger. For purposes of this opinion, We assume that no more than 10% of the total issued and outstanding MoneyTree stock immediately prior to the Merger perfect their dissenters' rights. Based upon these facts, the MoneyTree shareholders receiving UCBI Common Stock will maintain a sufficient continuing equity interest in UCBI after the Merger of all of the formerly outstanding common and preferred stock of MoneyTree. Treas. Reg. § 1.368-1(e)(2)(v), Example 1.

Based on the foregoing, even though the Merger is a "cash-option merger," Section 1.2 of the Plan of Reorganization limits total cash consideration to not more than 20% of the outstanding MoneyTree shares as of the Effective Time of the Merger. Therefore, the Merger satisfies the COI requirement.

(B)	Conclusion as to the Merger and Continuity of Interest

Based on all of the foregoing, the Merger more likely than not will satisfy the COI requirement.

(3)	Business Purpose, Plan of Reorganization, and Parties to a Reorganization

The Merger was undertaken to further a number of non-tax business purposes of MoneyTree and UCBI. The acquisition of MoneyTree is a business motivated, not tax motivated, acquisition by UCBI. Further, UCBI and MoneyTree are dealing with each other at arm's length, and the negotiations culminating with the Plan of Reorganization were pursued based on the separate and independent interests of UCBI and MoneyTree and of the shareholders of UCBI and MoneyTree, respectively. Therefore, the Merger is ". . . undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization" and satisfies the business purpose requirement. Treas. Reg. § 1.368-2(g).

"The term 'plan of reorganization' has reference to a consummated transaction specifically defined as a reorganization under section 368(a)." Treas. Reg. § 1.368-2(g). Likewise, "[t]he term 'party to a reorganization' includes . . . both corporations in a transaction qualifying as a reorganization where one corporation acquires stock or properties of another corporation." Treas. Reg. § 1.368-2(f). Thus, since the specific requirements of IRC § 368(a)(1)(A) will be satisfied, the Merger is pursuant to the non-tax business purposes of UCBI and MoneyTree, and the continuity of business enterprise and continuity of interest requirements are satisfied, the Merger is pursuant to a "plan of reorganization" and MoneyTree and UCBI are each a "party to a reorganization. IRC § 368(b); Treas. Reg. §§ 1.368-2(f) and (g).

b.	Conclusion as to the Merger's qualification as a reorganization described in IRC § 368(a)(1)(A)

Based on the foregoing, We are of the opinion the Merger will satisfy the specific requirements and the general requirements necessary to qualify as a "statutory merger" and a "reorganization" under IRC § 368(a)(1)(A).

Mr. C. David Allen

March 18, 2015

2.	The assumption of MoneyTree liabilities by UCBI

The assumption of MoneyTree's liabilities by UCBI by operation of the Tennessee and Georgia merger statutes does not disqualify the Merger from reorganization treatment under IRC § 368(a)(1)(A). The assumption of MoneyTree's liabilities by UCBI does not result in the recognition of gain or loss by MoneyTree under IRC §§ 357(a) and 361(a).

3.	Opinions on the Federal income tax consequences of the Merger to MoneyTree

We are of the opinion that the statutory merger of MoneyTree with and into UCBI will be treated as a reorganization described in IRC § 368(a)(1)(A) and that MoneyTree will recognize no gain or loss upon the transfer of its assets to UCBI and the assumption of MoneyTree liabilities by UCBI by operation of law pursuant to the Merger. IRC §§ 357(a) and 361(a).

4.	Opinions on the Federal income tax consequences of the merger of Bank into UCBI Bank.

The merger of Bank into UCBI Bank is pursuant to the banking and corporation laws of Tennessee and Georgia under which Bank and UCBI Bank are organized and that are necessary for effectuating the merger, and the merger of Bank with and into UCBI Bank is a merger under state law into a single corporation. All of the assets and liabilities of Bank will become the assets and liabilities of UCBI Bank as a result of the merger, and the separate legal existence of Bank will cease for all purposes.

For the reasons cited above regarding regarding continuity of business enterprise, continuity of interest, business purpose, and the requirement of a plan of reorganization with respect to the Merger, We are of the opinion that the merger of Bank into UCBI Bank will qualify as a "statutory merger" and a "reorganization" under IRC § 368(a)(1)(A). Furthermore, We are of the opinion that neither the merger nor the assumption of Bank's liabilities by UCBI Bank will result in the recognition of gain or loss by MoneyTree under IRC §§ 357(a) and 361(a).

B.	Federal Income Tax Consequences to Shareholders of MoneyTree

Holders of more than one share of MoneyTree stock may elect to receive either (a) all cash for their MoneyTree shares ("cash election"), (b) all UCBI stock for their MoneyTree shares ("stock election"), or (c) a combination thereof. If a MoneyTree shareholder does not make a cash election or a stock election, then such a shareholder will receive cash consideration, provided that the MoneyTree shareholders shall not receive in the aggregate cash exceeding the Maximum Cash Election. The federal income tax consequences to a MoneyTree shareholder will vary depending on whether a stock election, cash election, or no election is made. For purposes of this discussion, it is assumed that the Merger will qualify as a reorganization under IRC § 368(a)(1)(A).

Mr. C. David Allen

March 18, 2015

1.	The Federal income tax consequences to MoneyTree shareholders who exchange their MoneyTree common or preferred stock solely for stock consideration under the stock election.

The Merger more likely than not qualifies as a reorganization described in IRC § 368(a)(1)(A). The recognition of gain or loss to shareholders who exchange their stock in a reorganization is generally governed by IRC § 354, which provides that "no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization." Under IRC § 368(a)(1)(A), the MoneyTree shareholders making a stock election are exchanging their MoneyTree stock for UCBI stock pursuant to a plan of reorganization, and the stock is that of a party to a reorganization. As a result, IRC § 354(a)(1) applies.

A MoneyTree shareholder who makes a stock election will not receive any non-stock or cash consideration7 (with the exception of cash in lieu of fractional shares). Subject to the discussion below regarding receipt of cash in lieu of fractional shares, a shareholder who makes a stock election will not recognize gain or loss as a result of the Merger. IRC § 354(a)(1); Rev. Rul. 74-515, 1974-2 C.B. 118.

Pursuant to IRC § 358(a), such a former MoneyTree shareholder's basis in the UCBI common stock received in the Merger will be the same as the basis such shareholder had in the MoneyTree stock surrendered or cancelled in the Merger. The holding period of the UCBI Common Stock received by each such MoneyTree shareholder in the Merger will include the holding period of the MoneyTree common or preferred stock surrendered or cancelled in the Merger, provided that such a shareholder held the MoneyTree common or preferred stock as a capital asset on the date of the Merger. IRC § 1223(1).

In summary, We are of the opinion that a MoneyTree shareholder who makes a stock election (with the exception of cash in lieu of fractional shares) will not recognize gain or loss as a result of the Merger, and such shareholder's holding period of the UCBI Common Stock will include the holding period of the MoneyTree common or preferred stock surrendered or cancelled in the Merger, provided that such a shareholder held the MoneyTree common or preferred stock as a capital asset on the date of the Merger.

2.	The Federal income tax consequences to MoneyTree shareholders who exchange their MoneyTree common or preferred stock for a combination of stock consideration and cash consideration.

7 Including "non-qualified preferred stock." Non-qualified preferred stock is preferred stock that the holder has the right to require the issuer to redeem or purchase, the issuer or a related person is required to redeem or purchase such stock, the issuer or a related person has the right to redeem or purchase and, as of the issue date, it is more likely than not that such right will be exercised, or the stock carries a dividend rate that varies in whole or in part with reference to interest rates, commodity prices, or similar indices. IRC § 351(g)(2).

Mr. C. David Allen

March 18, 2015

The federal income tax consequences to MoneyTree shareholders exchanging their MoneyTree stock for a combination of stock consideration and cash consideration will depend on such shareholders' particular facts and circumstances.

If a MoneyTree shareholder elects to receive both UCBI Common Stock and cash in exchange for the MoneyTree shareholder's stock, that shareholder will receive a combination of UCBI Common Stock and cash consideration in exchange for such MoneyTree shareholder's MoneyTree common or preferred stock. Pursuant to Section 1.2(c) of the Plan of Reorganization, such MoneyTree shareholder will receive such consideration as requested, unless such amount is adjusted as the result of the MoneyTree shareholders requesting cash exceeding the Maximum Cash Election.

The UCBI Common Stock received by such MoneyTree shareholder is property that is permitted to be received without the recognition of gain or loss under IRC § 354; however, the cash consideration is "other property or money" received under IRC § 356. As a result, any realized gain (but not loss) will be recognized by such MoneyTree shareholder, but in an amount not in excess of the cash consideration.8 IRC § 356(a), (c); Rev. Rul. 74-515. Under Commissioner v. Clark, 489 U.S. 726 (1989), such MoneyTree shareholder will be treated as if the shareholder exchanged all of their MoneyTree common or preferred stock solely for UCBI Common Stock, followed immediately thereafter by a redemption by UCBI of a portion of the UCBI shares deemed received equal to the value of the cash consideration.9 Such MoneyTree shareholder will be left owning the shares of UCBI Common Stock actually received.

The amount of gain determined under IRC § 356(a)(1)10 is treated as either capital gain or a dividend based on the provisions of IRC § 356(a)(2), which treats the gain recognized under section 356(a)(1) as a dividend, and not capital gain, if the exchange "has the effect of a distribution of a dividend." Whether the deemed redemption "has the effect of a distribution of a dividend" under IRC § 356(a)(2) is determined by applying IRC § 302. Commissioner v. Clark; Rev. Rul. 93-61; Rev. Rul. 74-515.

Because such MoneyTree shareholder will retain an interest in UCBI as a shareholder, the deemed redemption will not qualify as a complete termination of an interest under IRC § 302(b)(3). For the deemed redemption to not have "the effect of a distribution of a dividend" under IRC § 356(a)(2), but rather be treated as a distribution in full payment in exchange for such former MoneyTree shareholder's UCBI Common Stock deemed received, the redemption will have to qualify as a "substantially disproportionate redemption of stock" under IRC §

8 This is known as the "gain limitation rule" of IRC § 356(a)(1).

9 See also Rev. Rul. 93-61, 1993-2 C.B. 118. The redemption that is deemed to occur by operation of IRC § 356 is a redemption by UCBI, not MoneyTree. See Commissioner v. Clark (rejecting then-IRS position that deemed redemption occurred prior to the reorganization by the target corporation.)

10 The gain realized is the value of the UCBI common stock received plus the cash consideration, less the basis of the MoneyTree shareholder in such shareholder's MoneyTree common or preferred stock. The gain recognized by such MoneyTree shareholder under IRC § 356(a)(1) is the lesser of the gain realized or the cash consideration.

Mr. C. David Allen

March 18, 2015

302(b)(2), taking into account the constructive stock ownership attribution rules of IRC § 318.11 The deemed redemption is "substantially disproportionate" with respect to a former MoneyTree shareholder under IRC § 302(b)(2) if, as a result of the hypothetical receipt of solely UCBI Common Stock by such former MoneyTree shareholder in the Merger followed by the hypothetical redemption by UCBI, such former MoneyTree shareholder has relinquished more than 20% of their shares of UCBI Common Stock (voting and non-voting stock that is actually and hypothetically received in the Merger) and retains less than 50% of the total combined voting power of all UCBI stock after the Merger and the hypothetical redemption. The determination of UCBI stock deemed relinquished and retained must take into account the constructive stock ownership attribution rules of IRC § 318.

After taking into account the constructive stock ownership rules of IRC § 318, if the hypothetical redemption by UCBI constitutes a "substantially disproportionate redemption" under IRC § 302(b)(2), then such MoneyTree shareholder will recognize capital gain (but not loss) under IRC § 356(a)(1) equal to the lesser of the gain realized or the cash consideration.12 IRC §§ 302(a), 356(a)(1) and 1001(a). The gain will be capital gain if the shareholder held the MoneyTree stock as a capital asset on the date of the Merger and long term or short term depending on the MoneyTree shareholder's holding period of the MoneyTree common or preferred stock under IRC §§ 1222 and 1223.

If the deemed redemption of such former MoneyTree shareholder "has the effect of a distribution of a dividend" and not full payment in exchange for stock after applying IRC § 302(b)(2), then such shareholder will recognize dividend income, but not in excess of the cash consideration received. The amount of the cash consideration received by such shareholder that is treated as a dividend is limited to that shareholder's ratable share of the accumulated earnings and profits of MoneyTree,13 not of UCBI, at the Effective Time of the Merger.14 IRC §§ 301, 302(a), (d), 356(a)(1) and (2).

11 In general, the constructive stock ownership attribution rules of IRC § 318 treat certain members of a family, shareholders, partners, and beneficiaries as owning stock owned in a corporation that is actually owned by another member of the family, shareholder, partner, beneficiary, corporation, partnership, trust or estate.

12 See note 20, above.

13 The determination of MoneyTree's earnings and profits does not include its current earnings and profits, which, together with MoneyTree's accumulated earnings and profits, determines whether the distribution of an ordinary dividend is a dividend for tax purposes under IRC § 316(a).

14 As a result of this "dividend within gain rule" of IRC § 356(a)(2), it is possible that a former MoneyTree shareholder who does not make a cash election or stock election and whose deemed redemption under Clark and Rev. Rul. 93-61 "has the effect of a distribution of a dividend" and not a "substantially disproportionate redemption of stock" under IRC §§ 302(b)(2) and 356(a)(2), will recognize two types of income with respect to MoneyTree common or preferred stock exchanged for the cash consideration: (1) dividend income to the extent of such shareholder's ratable share of MoneyTree's accumulated earnings and profits as of the Effective Time of the Merger, and (2) to the extent the cash consideration exceeds such shareholder's ratable share of MoneyTree's accumulated earnings and profits, capital gain (but not loss). However, the "gain limitation rule" of IRC § 356(a)(1) still applies and the total dividend and capital gain recognized by such MoneyTree shareholder cannot exceed the amount of the cash consideration.

Mr. C. David Allen

March 18, 2015

In summary, We are of the opinion that with respect to a MoneyTree shareholder who elects to receive both UCBI Common Stock and cash in exchange for said MoneyTree shareholder's stock, (a) such shareholder will recognize gain (but not loss) to extent of any gain realized on the exchange and (b) such gain will be taxed as capital gain or ordinary income, depending upon whether such MoneyTree stock qualifies as a capital asset with respect to such shareholder and whether such cash distribution is treated as a substantially disproportionate redemption for income tax purposes, with any capital gains qualify for long-term capital gain treatment depending upon the holding period for MoneyTree stock. IRC § 302(b)(2). We are also of the opinion that the holding period of UCBI Common Stock will include the holding period of MoneyTree common or preferred stock surrendered in exchange therefor, and will have an income tax basis equal to the MoneyTree common or preferred stock exchanged for UCBI Common Stock (excluding any basis allocated to UCBI fractional shares exchanged for cash), increased by any gain recognized to the MoneyTree shareholder and reduced by any cash received in the exchange.

3.	The Federal income tax consequences to MoneyTree shareholders who exchange their MoneyTree common or preferred stock solely for cash consideration under the cash election.

The federal income tax consequences to MoneyTree shareholders exchanging their MoneyTree stock solely for cash consideration will depend on such shareholders' particular facts and circumstances.15

Depending on a shareholder's particular circumstances, a MoneyTree shareholder who exchanges their MoneyTree common or preferred stock solely for cash consideration under the cash election could be treated in one of three possible manners: (a) as if such shareholder sold their MoneyTree stock to UCBI for the cash consideration, (b) as if MoneyTree redeemed such shareholder immediately prior to, and in a redemption transaction separate from, the Merger, or (c) as if such shareholder received solely UCBI stock in exchange for such shareholder's MoneyTree stock which UCBI, as part of the Merger, then redeemed in its entirety for the cash consideration.

While sale of stock treatment may be the apparent result, the form of the reorganization is a merger not a sale. Further, the IRS and courts have treated target shareholders that received solely cash in IRC § 368(a) reorganizations as having received the cash in a redemption of stock, not a sale of stock. Although depending on the facts and circumstances, including application of

15 If a MoneyTree shareholder makes a cash election, such a shareholder will receive solely cash in exchange for such shareholder's shares of MoneyTree common or preferred stock and no UCBI common stock. Such an exchange of MoneyTree stock solely for cash does not qualify as an exchange under IRC § 354 in which no gain or loss is recognized. Further, because such a shareholder receives only cash, the exchange is not treated as an exchange governed by IRC § 356. Rev. Rul. 74-515. By its terms, IRC § 356 applies only to a MoneyTree shareholder who receives a combination of UCBI stock and cash (see above). See also Prop. Treas. Reg. § 1.354-1(d)(2).

Mr. C. David Allen

March 18, 2015

the constructive stock ownership rules of IRC § 318, the ultimate tax consequences of sale treatment and redemption treatment may be the same, the tax consequences will be equivalent only if IRC § 302(b) is satisfied.

a.	Treatment as a redemption by MoneyTree prior to and separate from the Merger

In Rev. Rul. 74-515, holders of preferred stock in a corporation that was merged with and into the acquiring corporation in a reorganization that qualified under IRC § 368(a)(1)(A) received solely cash consideration. The IRS ruled that the merger exchange of the preferred stock for cash consideration was treated as a distribution in exchange for the stock pursuant to IRC § 302(a) (i.e., a distribution in redemption of stock). In Rev. Rul. 74-515, the IRS did not specify whether the redemption was deemed to occur by the target corporation prior to and separate from the merger or by the acquiring corporation immediately after and as part of the merger.

Prior to 1989, in reorganizations in which a shareholder of a target corporation involved in a IRC § 368(a) reorganization received stock and cash in exchange for their target stock, it was the IRS position in applying IRC § 356 that such deemed redemption was by the target corporation and occurred prior to and separate from the reorganization. In Commissioner v. Clark, the U.S. Supreme Court rejected this IRS position. Instead, in Commissioner v. Clark because the cash (and stock) was received as part of an arm's length reorganization transaction and the cash payment would not have occurred but for the reorganization, the exchanging target shareholders were treated as if they received solely acquiring corporation stock which was then partially redeemed by the acquiring corporation immediately after the reorganization.16

As in Commissioner v. Clark, the cash received by MoneyTree shareholders making a cash election is received as part of the Merger transaction in exchange for their stock in MoneyTree. Absent the Merger, such MoneyTree shareholders would not receive cash from UCBI for all of their MoneyTree stock. Nonetheless, given Rev. Rul. 74-515, the IRS could seek to apply its pre-1989 and pre-Commissioner v. Clark position and treat such shareholders as having exchanged their MoneyTree stock for cash in a redemption by MoneyTree prior to the Merger under IRC § 302. If such a MoneyTree shareholder has a complete termination of interest in MoneyTree under IRC § 302(b)(3), taking into account the constructive stock ownership attribution rules of IRC § 318,17 then the redemption is treated as a distribution in full payment by MoneyTree in exchange for such shareholder's MoneyTree stock. Likewise, if the MoneyTree redemption is treated as a "substantially disproportionate redemption" under IRC §

16 "Most significantly, this approach [a post-reorganization redemption] does a far better job of treating the payment of boot as a component of the overall exchange. Unlike the pre-reorganization view, this approach acknowledges that there would have been no cash payment absent the exchange and also that, by accepting the cash payment, the taxpayer experienced a meaningful reduction in his potential ownership interest." Commissioner v. Clark, 489 U.S. at 739.

17 For purposes of applying IRC § 302(b)(3), the IRC § 318 constructive stock ownership attribution rules are applied without regard to the family attribution rules if the MoneyTree shareholder satisfies the tests in IRC § 302(c)(2).

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March 18, 2015

302(b)(2), taking into account the constructive stock ownership rules of IRC § 318, then the redemption is also treated as a distribution in full payment by MoneyTree in exchange for such shareholder's MoneyTree stock. Such treatment under IRC § 302(b)(2) or (b)(3) would be equivalent to a sale of the MoneyTree shareholder's stock to UCBI for the cash consideration. Gain (or loss)18 will be recognized by such MoneyTree shareholders measured by the difference between the redemption price (the cash consideration) and the basis of such MoneyTree shareholder's in their shares of MoneyTree common or preferred stock. IRC §§ 302(a) and 1001(a). The gain (or loss) will be capital if the MoneyTree stock was held by such MoneyTree shareholders as a capital asset on the date of the Merger and long term or short term depending on the MoneyTree shareholder's holding period of the MoneyTree common or preferred stock under IRC §§ 1222 and 1223.

However, if IRC §§ 302(b)(2) or (3) did not apply, taking into account the constructive stock ownership attribution rules of IRC § 318, then the cash consideration received would be treated as "essentially equivalent to a dividend" under the pre-1989 IRS position.19

b.	Treatment as a redemption by UCBI as part of the Merger

Although not tested under IRC § 356 and although Commissioner v. Clark may not specifically apply, since MoneyTree shareholders making a cash election exchange their MoneyTree shares for cash consideration pursuant to the Plan of Reorganization and as part of the Merger, such a redemption should more likely than not be treated as a redemption by UCBI after, but as part of, the Merger. As such, those MoneyTree shareholders making a cash election will more likely than not be treated as having received solely UCBI Common Stock in exchange for all their MoneyTree common or preferred stock and then immediately thereafter all of the UCBI shares deemed received are treated as redeemed by UCBI for the amount of the cash consideration.

A former MoneyTree shareholder receiving only cash in exchange for its MoneyTree stock must determine if the redemption is to be treated, as to such shareholder, as in full payment in exchange for such shareholder's deemed newly-acquired UCBI stock or as "essentially equivalent to a dividend" under IRC § 302. The redemption is treated as in full payment in exchange for such shareholder's deemed newly-acquired UCBI stock if it is a complete termination of such shareholder's deemed stock interest in UCBI under IRC § 302(b)(3) or is

18 IRC § 356 is inapplicable to MoneyTree shareholders making a cash election (because no UCBI stock will actually be received) and, thus, the no loss recognition rule of IRC § 356(c) does not apply.

19 In some private letter rulings issued after the Commissioner v. Clark decision involving IRC § 368(a) reorganizations in which some target shareholders received solely cash in the reorganization exchange, the IRS continued to treat those shareholders as receiving the cash in a redemption by the target corporation prior to the reorganization transaction, but applied the conditions and limitations of IRC § 302(b) as to the former target shareholders and the acquiring corporation. See Letter Ruling 9124011 (March 12, 1991) and Letter Ruling 9135019 (May 5, 1991). Pursuant to IRC § 6110, letter rulings cannot be used or cited as precedent. As noted above, in Rev. Rul. 93-61, which can be cited and used as precedent, the IRS conceded in 1993 with respect to its application of IRC § 356 that the hypothetical redemption that is deemed to occur is a post-reorganization redemption by the acquiring corporation.

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March 18, 2015

treated as a "substantially disproportionate redemption" of such shareholder in UCBI stock deemed received by such former MoneyTree shareholder under IRC § 302(b)(2). In making this determination, the former MoneyTree shareholder must take into account the constructive stock ownership attribution rules of IRC § 318.

If a former MoneyTree shareholder receiving only cash in exchange for its MoneyTree stock neither owns UCBI stock, nor is deemed to own UCBI stock under the constructive stock ownership attribution rules of IRC § 318, the deemed redemption will be a complete termination of interest within the meaning of IRC § 302(b)(3)20 and will be treated as a distribution in full payment in exchange for MoneyTree stock as provided in IRC § 302(a) (and not as a distribution of a dividend). Gain or loss will be recognized by such MoneyTree shareholder measured by the difference between the cash consideration received and the tax basis of their MoneyTree common or preferred stock. The gain or loss will be capital if the MoneyTree common or preferred stock was a capital asset of the shareholder and, if capital gain or loss, long or short term capital gain or loss depending on such MoneyTree shareholder's holding period of the MoneyTree common or preferred stock.

A former MoneyTree shareholder that receiving only cash in exchange for its MoneyTree stock and that owned UCBI stock prior to the Merger and continues to own such stock after the Merger, or is deemed to constructively own UCBI stock after the Merger under the constructive stock ownership attribution rules of IRC § 318, including the family ownership attribution rules of IRC § 318(a)(1), must determine if the receipt of the cash consideration will be treated as a "substantially disproportionate redemption of stock" of UCBI under IRC § 302(b)(2). If the deemed redemption of all of the former MoneyTree shareholder's UCBI stock deemed received in the Merger is a relinquishment of at least 20% of their share of UCBI voting stock and common stock (voting and non-voting) and retention of less than 50% of the total combined voting power of all UCBI stock after the deemed redemption, then the receipt of the cash consideration by such former MoneyTree shareholder will not be treated as the distribution of a dividend pursuant to IRC § 302(b)(2).21 IRC §§ 302(a), 1001(a), 1222 and 1223.

If such a MoneyTree shareholder receiving only cash in exchange for its MoneyTree stock is treated as receiving a substantially disproportionate redemption of UCBI stock under the foregoing and IRC § 302(b)(2), the cash consideration will be treated as a distribution in full payment in exchange for MoneyTree stock as provided in IRC § 302(a). Gain or loss will be recognized by such a MoneyTree shareholder measured by the difference between the cash consideration received and the tax basis of their MoneyTree common or preferred stock. The

20 For purposes of applying the ownership attribution rules to such a MoneyTree shareholder and determining if there has been a complete termination of interest, the family ownership attribution rules of IRC § 318(a)(1) do not apply pursuant to IRC § 302(c)(2)(A) as long as, among other requirements, the former MoneyTree shareholder holds no interest in UCBI, including as an officer, director, or employee. IRC § 302(c)(2)(A)(i).

21 See also Treas. Reg. § 1.302-3(a). As a result, if a former MoneyTree shareholder's total combined voting power of UCBI stock held by such shareholder after the Merger is less than 50%, taking into account the constructive stock ownership attribution rules of IRC § 318, then the deemed redemption is substantially disproportionate under IRC § 302(b)(2).

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March 18, 2015

gain or loss will be capital if the MoneyTree common or preferred stock was a capital asset of the shareholder and, if capital gain or loss, long or short term capital gain or loss depending on such MoneyTree shareholder's holding period of the MoneyTree common or preferred stock. IRC §§ 302(a), 1001(a), 1222 and 1223.

If a former MoneyTree shareholder receiving only cash in exchange for its MoneyTree stock is not treated as completely terminating their actual, constructive or deemed stock interest in UCBI under IRC § 302(b)(3) or is not treated as receiving a substantially disproportionate redemption of UCBI stock deemed received under IRC § 302(b)(2) (or does not qualify for one of the other "safe harbor" provisions of IRC § 302(b)22), then such MoneyTree shareholder's receipt of the cash consideration could be treated as a dividend to the extent of the earnings and profits of MoneyTree. IRC §§ 301, 302(a), (d).

4.	The Federal income tax consequences to MoneyTree shareholders receiving cash in lieu of fractional shares of UCBI Common Stock

An MoneyTree shareholder who makes a stock election or makes an election to receive both stock and cash (and receives in the Merger exchange a combination of UCBI Common Stock and cash consideration) will, nonetheless, receive cash in lieu of fractional shares of UCBI Common Stock. Each MoneyTree shareholder who otherwise would be entitled to receive a fractional share of UCBI stock will instead receive an amount in cash determined by multiplying (a) 3.5832 (or 89.58 for preferred stock) by the closing price of the UCBI Common Stock on the NASDAQ Global Select Market on the date preceding the Effective Time, by (b) the fraction of a share of UCBI stock to which such MoneyTree shareholder would otherwise be entitled to receive as a result of the Merger.

With respect to any cash received by a shareholder of MoneyTree common or preferred stock in lieu of fractional shares of UCBI Common Stock, any such cash in lieu of fractional shares of UCBI Common Stock was not separately bargained-for consideration and is solely for the purpose of avoiding the expense and inconvenience of UCBI issuing fractional shares to MoneyTree shareholders. The receipt of cash in lieu of fractional shares is treated for federal income tax purposes as if the fractional shares were issued in the Merger and then redeemed by UCBI. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed under IRC § 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574. Capital gain or loss treatment will be accorded the deemed redemption based on the shareholder's basis and holding period in the fractional share

22 It is questionable whether any of the other "safe harbors" would apply The IRC § 302(b)(1) safe harbor, a redemption that is not essentially equivalent to a dividend, is uncertain in application and generally applies to non-pro rata redemptions that are a "meaningful reduction of a shareholder's proportionate interest", but disproportionate redemptions under IRC § 302(b)(2) and complete terminations of interest under IRC § 302(b)(3) are clearer and more certain in application. The safe harbor in IRC § 302(b)(4), a redemption of a non-corporate former MoneyTree shareholder in a partial liquidation of UCBI, and IRC § 302(b)(5), certain redemptions by regulated investment companies, are inapplicable.

Mr. C. David Allen

March 18, 2015

interests as determined under IRC §§ 358(a) and 1223(1), provided that a shareholder held its MoneyTree common or preferred stock as a capital asset on the date of the Merger.

5.	The Federal income tax consequences to dissenting MoneyTree shareholders

Under Tennessee law, the state in which MoneyTree is organized, a MoneyTree shareholder may dissent from the Merger and obtain payment in cash of the "fair value" of their shares.

For those shareholders of MoneyTree common or preferred stock that dissent from the Merger, any cash payments received as a dissenter will be treated as distributions in redemption of their shares of MoneyTree common or preferred stock subject to the provisions and limitations of IRC § 302. After such distribution, if a former MoneyTree shareholder neither owns UCBI stock nor is deemed to own UCBI stock under the constructive stock ownership attribution rules of IRC § 318, the redemption will be a complete termination of interest within the meaning of IRC § 302(b)(3) and will be treated as a distribution in full payment in exchange for MoneyTree stock as provided in IRC § 302(a) and not as a dividend. Gain or loss will be recognized by these dissenting MoneyTree shareholders measured by the difference between the amount received in the redemption and the cost or other basis of their MoneyTree common or preferred stock. Rev. Rul. 74-515. The gain or loss will be capital if the MoneyTree common or preferred stock was a capital asset of the shareholder and, if capital gain or loss, long or short term capital gain or loss depending on the MoneyTree shareholder's holding period of the MoneyTree common or preferred stock under IRC §§ 1222 and 1223.

6.	Opinions on the Federal income tax consequences of the Merger to MoneyTree shareholders

We are of the opinion that the Merger will be treated as a reorganization as described in IRC § 368(a)(1)(A), and the following federal income tax consequences will occur:

a.	A MoneyTree shareholder who makes a stock election and receives solely stock consideration in the Merger will recognize no gain or loss on the receipt of UCBI Common Stock solely in exchange for their shares of MoneyTree common or preferred stock. IRC § 354(a).

(i).	Such a MoneyTree shareholder's basis in the UCBI Common Stock received in the Merger will be the same as their basis in the MoneyTree common or preferred stock surrendered in exchange therefore.

(ii).	The holding period of UCBI Common Stock received by such a MoneyTree shareholder in the Merger will include the holding period of the MoneyTree common or preferred stock surrendered in exchange therefor, provided that the MoneyTree common or preferred stock is held as a capital asset on the date of the Merger.

Mr. C. David Allen

March 18, 2015

b.	The federal income tax consequences to a MoneyTree shareholder who receives a combination of stock consideration and cash consideration in the Merger will depend on such shareholders' particular facts and circumstances.

(i)	A MoneyTree shareholder who receives both stock consideration and cash consideration (other than cash in lieu of a fractional share of UCBI stock) in the Merger will recognize any realized gain (but not loss), if any, but in an amount not in excess of the cash consideration received.

(ii)	All or a portion of any recognized gain of a holder of MoneyTree shares who receives UCBI stock and cash will be taxed as a capital gain and/or a dividend. Such gain will generally be capital gain (provided that such shares of MoneyTree stock were held as capital assets by the shareholder at the Effective Time of the Merger), unless the holder's exchange of MoneyTree stock for cash and stock of UCBI "has the effect of the distribution of a dividend" after giving effect to the constructive stock ownership attribution rules. Whether any such capital gain qualifies for long-term capital gain treatment will depend on whether such MoneyTree common or preferred stock exchanged for cash has been held for more than one year.

(iii)	If the deemed redemption of such former MoneyTree shareholder "has the effect of a distribution of a dividend" and not full payment in exchange for stock, then such shareholder will recognize dividend income, but not in excess of the cash consideration received. The amount of the cash consideration received by such shareholder that is treated as a dividend is limited to that shareholder's ratable share of the accumulated earnings and profits of MoneyTree at the Effective Time of the Merger.

(iv)	The MoneyTree shareholder's basis in the UCBI Common Stock will equal the MoneyTree shareholder's basis in the MoneyTree common and preferred stock surrendered in exchange for UCBI Common Stock, increased by any gain recognized, and reduced by any cash received in the exchange.

(v)	The MoneyTree shareholder's holding period in any UCBI Common Stock will include the holding period of any MoneyTree common and preferred stock surrendered in the exchange, provided that the MoneyTree common or preferred stock is held as a capital asset on the date of the Merger.

c.	The federal income tax consequences to a MoneyTree shareholder who receives solely cash consideration in the Merger will depend on such shareholders' particular facts and circumstances.

Mr. C. David Allen

March 18, 2015

(i)	A MoneyTree shareholder who receives solely cash and is not treated as owning (or constructively owning, after the Merger, UCBI stock held by certain family members and entities affiliated with the holder under the Code) will generally recognize gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares of MoneyTree stock exchanged in the merger. Such gain or loss will be capital gain or loss, provided that such shares of MoneyTree stock were held as capital assets by the shareholder at the Effective Time of the Merger. Such capital gain or loss will be long-term capital gain or loss to the extent that, at the Effective Time of the Merger, the holder has a holding period in such MoneyTree stock of more than one year.

(ii)	A MoneyTree shareholder who makes receives only cash and is treated as owning (or constructively owning, after the Merger, UCBI stock held by certain family members and entities affiliated with the holder under the Code), but the deemed redemption of such former MoneyTree shareholder's UCBI stock received in the Merger qualifies as a "substantially disproportionate redemption of stock" under IRC § 302(b)(2), will generally recognize gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares of MoneyTree stock exchanged in the merger. Such gain or loss will be capital gain or loss, provided that such shares of MoneyTree stock were held as capital assets by the shareholder at the Effective Time of the Merger. Such capital gain or loss will be long-term capital gain or loss to the extent that, at the Effective Time of the Merger, the holder has a holding period in such MoneyTree stock of more than one year.

(iii)	A MoneyTree shareholder that receives only cash and is not treated as completely terminating their actual, constructive or deemed stock interest in UCBI under IRC § 302(b)(3) or is not treated as receiving a substantially disproportionate redemption of UCBI stock deemed received under IRC § 302(b)(2), will treat the receipt of the cash consideration as a dividend, limited to that shareholder's ratable share of the accumulated earnings and profits of MoneyTree at the Effective Time of the Merger.

d.	The receipt of cash in lieu of fractional shares of UCBI Common Stock is treated for federal income tax purposes as if the fractional shares were issued in the Merger and then redeemed by UCBI. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Capital gain or loss treatment will be accorded such a redemption based on the difference between the cash received and the shareholder's basis and holding period in the fractional share interests, taking into account the MoneyTree shareholder's holding period of their MoneyTree common or preferred stock, provided that such a MoneyTree shareholder held their MoneyTree common or preferred stock as a capital asset on the date of the Merger.

Mr. C. David Allen

March 18, 2015

e.	For those shareholders of MoneyTree common or preferred stock who perfect their dissenters rights and receive only cash in the Merger in exchange for their MoneyTree common or preferred stock, such dissenting MoneyTree shareholders will be treated as having received such payments as distributions in redemption of their shares of MoneyTree common or preferred stock subject to the provisions and limitations of IRC § 302. After such distribution, if a former MoneyTree shareholder neither owns UCBI stock nor is deemed to own UCBI stock under the constructive ownership rules of IRC § 318, the redemption will be a complete termination of interest and will be treated as a distribution in full payment in exchange for such dissenting shareholder's MoneyTree common or preferred stock. Capital gain or loss treatment will be accorded such a redemption based on the difference between the cash received by the dissenter and the dissenting shareholder's basis and holding period in its shares of MoneyTree common or preferred stock, provided that such shareholder held its MoneyTree common or preferred stock as a capital asset on the date of the Merger.

VII. Closing Statements

The opinions expressed herein are based upon our best interpretations of existing sources of law. No assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings. Furthermore, no assurance can be given that legislative or administrative changes, or court decisions, which may or may not have retroactive effect, will not significantly affect the tax consequences addressed herein.

Our opinions are limited to the tax consequences of the Merger under federal income tax laws and no opinions are expressed with regard to any state or local tax laws. These opinions are our opinions only, based on the facts, representations, assumptions and analysis contained herein, and they are not a guarantee or prediction of the actual outcome of any challenge by the IRS with respect to the issues discussed even if such issues are competently and completely argued before a court of applicable jurisdiction. No ruling has or will be sought from the IRS on the issues discussed herein, and it is not known if the IRS would agree or disagree with the conclusions expressed. Should there be any material inaccuracy in the facts, representations or assumptions on which we have based our opinions, our opinions may not be correct.

Mr. C. David Allen

March 18, 2015

These opinions are being delivered to the addressees for the purposes set forth herein and may be used or relied on by any other person for any purpose without our prior written consent.

Sincerely,

BAKER DONELSON BEARMAN
CALDWELL & BERKOWITZ, PC

For the Firm